EXHIBIT 99.1

[ATHEROGENICS, INC.]

FOR IMMEDIATE RELEASE

AtheroGenics Completes Enrollment in ANDES Phase III Clinical Trial of AGI-1067

ATLANTA, GA – December 18, 2007 -- AtheroGenics, Inc. (NASDAQ: AGIX), today announced that the Company has completed enrollment of its double-blind, placebo controlled Phase III ANDES clinical trial of AGI-1067, a novel oral anti-inflammatory antioxidant agent in development for the treatment of type 2 diabetes.

The trial enrolled 999 patients with type 2 diabetes at approximately 150 clinical sites in the U.S., South Africa, India and Eastern Europe. AtheroGenics expects to announce the results from a pre-planned interim analysis in the second quarter of 2008, with final results due in the second half of 2008.

“We are pleased to have completed enrollment of the ANDES study on schedule,” commented Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics.  “With the compound’s unique anti-inflammatory and antioxidant approach to treating diabetes, we believe that AGI-1067, if proven safe and effective, could improve the treatment of the many diabetic patients for whom current therapies are inadequate.”

Important pre-specified diabetes endpoints from the Company’s ARISE Phase III cardiovascular clinical outcomes study of AGI-1067 demonstrated an improvement in glycemic control in more than 2,000 diabetes patients already being managed by conventional therapies.  ANDES is designed to confirm these findings in a controlled trial by randomly assigning patients to receive either 75 mg or 150 mg of AGI-1067 or placebo.

About AGI-1067
AGI-1067 is an oral anti-inflammatory antioxidant agent that works by selectively inhibiting signaling pathways that are activated in response to oxidative stress and pro-inflammatory stimuli. Oxidative stress and inflammation have been implicated as playing a key role in the pathogenesis of insulin resistance and diabetes.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). AtheroGenics has completed patient enrollment in ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study), a Phase III clinical trial evaluating its oral anti-inflammatory and antioxidant lead candidate, AGI-1067, in patients with diabetes. In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. Examples of forward looking statements in this press release include our expectation that we will announce interim results in the second quarter of 2008 and final results in the second half of 2008.  These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. Additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. The U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans.  If our common stock is no longer traded on NASDAQ or another national securities exchange or system of automated quotations, the holders of our convertible notes have the right to require us to immediately repay amounts outstanding under such notes.  These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Relations
Mark P. Colonnese	Jayme Maniatis/Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770 or 781-301-1051	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com